Exhibit 23(o)(3)

BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED

CODE OF ETHICS

BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED

CODE OF ETHICS

BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED

CODE OF ETHICS

A. Introduction

Bank of Ireland Asset Management (U.S.) Limited (BIAM (U.S.)) has adopted a Code of Ethics that sets forth a standard of business conduct that BIAM (U.S.) requires of all its Supervised Persons. Each Supervised Person must confirm that they have read and understand the Code on commencement of employment (and whenever it is materially amended), and abide by the rules set out in the Code. Failure to comply with the Code may result in disciplinary action, up to and including dismissal.

BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED

CODE OF ETHICS

B. Definitions

The following definitions are used in the Code of Ethics.

“Access Person” means any of BIAM (U.S.)’s Supervised Persons:

(i)	who is a director or officer of BIAM (U.S.);

(ii)	who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Covered Mutual Fund; or

(iii)	who is involved in making securities recommendations to clients, or who has access to such recommendations that are non public.

“Automatic Investment Plan” means a program in which regular periodic purchases or withdrawals are made in or from investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Covered Mutual Fund” (for Access Persons) means any form of collective investment including unit trusts, open ended investment companies, and unit linked funds that:

•	is a U.S. mutual fund where BIAM or an affiliate acts as adviser or sub-adviser to the fund of if an affiliate acts as an adviser to the fund (contact the Compliance Department for a complete list of these funds); or

•	is a non-U.S. registered mutual fund, unit trust or other form of collective scheme, regardless of whether or not BIAM or an affiliate acts an adviser, sub-adviser or manager of the fund.

“Direct or Indirect Beneficial Interest” of securities means any securities in which the Access Person can profit from or share in any profit derived from a transaction in these securities. The term beneficial interest has a very specific meaning in U.S. law. In

BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED

CODE OF ETHICS

particular, this means a person is refutably deemed to have a beneficial interest in any securities transactions executed by their immediate family, living in the same household. Access Persons must therefore report all transactions of immediate family living in the same household, unless they can show to the Chief Compliance Officer or other designated personnel that they do not have a beneficial interest. Immediate family includes child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and any adoptive relationships.

“Non-Access Person” means a Supervised Person who has not been designated as an Access Person.

“Supervised Person” is any officer, director (or other person occupying a similar status or performing similar functions), or employee of BIAM (U.S.), or other person who provides investment advice on behalf of BIAM (U.S.) and is subject to the supervision and control of the BIAM (U.S.). The definition includes any employees designated as “dual employees” of BIAM (U.S.).

BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED

CODE OF ETHICS

C. Standards of Business Conduct

The following standards of business conduct shall govern personal investment activities and the interpretation and administration of this Code:

•	the interests of advisory clients must be placed first at all times;

•	all personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any conflict of interest or any abuse of an individual’s position of trust and responsibility;

•	Supervised Persons should not take inappropriate advantage of their positions; and

•	Supervised Persons must comply with applicable federal securities laws.

BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED

CODE OF ETHICS

D. Integrity and Honesty

Supervised Persons are expected to act with integrity and honesty in their dealings with clients and other parties with whom BIAM (U.S.) is connected and in all internal matters. This is an overriding principle that should govern employee actions and decisions.

The reputation of BIAM (U.S.) is dependent on the conduct of its individual Supervised Persons. If in doubt about any proposed actions or decisions, then Supervised Persons should consult their supervisor or the Compliance Officer.

E. Privacy and Confidentiality

Privacy Policy

All information provided to BIAM (U.S.) during the course of business, regardless of the method by which such information is obtained, is used solely for providing an asset management service to our clients. No client information is sold or provided to any unaffiliated company, other than third parties retained to provide necessary services to our clients (e.g. custodians, broker-dealers, accountants, lawyers and proxy voting service providers) as required by applicable law or as permitted by a client. BIAM (U.S.) is primarily an institutional investment manager and details relating to institutional clients are only used in marketing material with the prior consent of our clients.

We maintain physical, electronic and procedural safeguards that comply with federal standards to guard non-public personal information. We endeavor to ensure access to client information in all our offices is physically secure. In addition, we maintain strict IT security policies to ensure client information held in electronic format is secure.

BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED

CODE OF ETHICS

Confidentiality

Information obtained through employment with BIAM (U.S.) must be used for the proper performance of each employee’s duties. Sensitive information must only be discussed within BIAM (U.S.) on a ‘need to know’ basis, and must never be discussed outside the company. Supervised Persons have a duty to ensure the confidentiality of BIAM (U.S.) and client information. On joining BIAM (U.S.), Supervised Persons are required to sign a declaration undertaking to protect the confidentiality of the company and client information or otherwise commit themselves to treating confidential information as such.

BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED

CODE OF ETHICS

F. Personal Investment Dealing

Introduction

BIAM (U.S.) has developed personal investment dealing rules that are designed to reduce the risk of actual or potential conflicts of interest with dealings on behalf of clients. All Supervised Persons are responsible for ensuring that they comply with these rules. More stringent rules are applied to persons who are deemed to be “Access Persons”. The Compliance Department is responsible for notifying those Supervised Persons when they have been designated as “Access Persons”. All remaining Supervised Persons are considered “Non-Access Persons”. Any breaches of these rules will be viewed as very serious and may result in disciplinary action up to and including dismissal.

Personal Dealing Rules for Access Persons

1. Securities Covered by the Code

The personal dealing rules apply to personal dealing in all securities and certain unitized funds (‘Covered Mutual Funds’). Certain securities transactions are exempt from pre-clearance requirements but may be subject to reporting requirements.

Transactions in a security include, among other things, the purchase and sale of a security or the writing of an option to purchase or sell a security.

2. Pre-clearance of Personal Securities Transactions

All personal dealings in equity securities or securities that derive their value from equity securities require prior authorization from the Chief Compliance Officer or other designated personnel prior to execution of the trade.

a) Securities that require pre-clearance include:

•	equities, futures contracts, options, warrants;

•	participation in any IPO’s (approval for investment in an IPO or private

BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED

CODE OF ETHICS

placement will generally not be granted unless the Compliance Department can determine that the investment opportunity does not present a conflict with any client);

•	any private placements or any investment in a private company;

•	participation in investment clubs;

•	contracts for difference or spread betting on specific securities;

•	disposal of Bank of Ireland staff shares or exercising of Bank of Ireland options received as part of a remuneration package;

•	transfers of shares out of an employee’s name e.g. transferring to a spouse or partner or giving shares as a gift; and

•	bed and breakfast transactions (where a person sells a security and buys back the same security on the same day to realize a taxable gain).

If any employee is in doubt whether or not a particular type of trade requires approval, they should consult the Compliance Department.

b) Exempted Securities Transactions:

The following are types of transactions that are exempt from pre-clearance:

•	transactions which are non-volitional e.g. sales forced as a result of a take-over, shares received as gifts, bonus issues, free shares received on flotation of a public company e.g. when life companies demutualized and all policy holders were issued with free shares;

BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED

CODE OF ETHICS

•	transactions effected pursuant to an Automatic Investment Plan (e.g. shares received instead of dividends);

•	purchases as a result of taking up a rights issue, provided the rights are available pro-rata to all holders of the class of securities; and

•	receipt / acquisition of Bank of Ireland securities (including staff stock issue, additional shares purchased as part of the annual staff stock issue, SAYE, Bank of Ireland options, etc.) that may be received as part of a person’s remuneration package. (However, the disposal of these shares or exercising of options must be pre-cleared); and

•	transactions in fixed income securities and currency transactions.

3. Personal Trading Procedures

The following procedures apply to equity securities and instruments that derive their value from equity securities (e.g. options, warrants, contracts for difference, etc.).

a) Procedures

•	all transactions must be conducted through the BIAM dealing room, unless permission is granted by the Chief Compliance Officer or other designated personnel to deal through a particular broker. Such approval is normally only granted if dealing through a local broker is more efficient, or if the deal requested is of a small size (i.e. less than $1,500 or equivalent);

•	approval to deal through an outside broker will have an expiration time that is generally 24 hours;

•	permission to execute a proposed personal trade in a security will generally be refused if we have executed, or intend to execute material client trades in the same security, in the seven days before or the seven days following the proposed employee deal;

•	unless an exception is granted, Access Persons may not benefit from short term

BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED

CODE OF ETHICS

trading in equity securities. Short term trading is defined as buying and selling (or vice versa) the same security within a 60 day period; and

•	dealing in Bank of Ireland Stock/Bristol & West securities is prohibited in a ‘close period.’ A ‘close period’ is defined as the period from:

•	31 March until the preliminary announcement of the annual results (mid-May)

•	30 September until the announcement of the interim results (mid-November).

b) Trade Confirmations and Account Statements

Access Persons must provide to the Compliance Department copies of trade confirmations (contract notes) promptly at a minimum of no later than 30 days after the end of the applicable calendar quarter in which the transaction takes place. (This replaces the requirement for an Access Person to make a quarterly transaction report with respect to information contained in broker trade confirmations).

The trade confirmation must include the following information:

•	the date of the transaction, the title, the stock identification code (e.g. CUSIP number, SEDOL number, exchange ticker symbol), interest and maturity date, number of shares and principal amount of each reportable security involved;

•	the nature of the transaction (i.e. purchase, sale or any other type of acquisition or deposition);

•	the price of the security at which the transaction was effected; and

•	the name of the broker, dealer or bank with or through which the transaction was effected.

BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED

CODE OF ETHICS

4. Reporting Requirements

The Compliance Department will request that Access Persons submit holdings reports for reportable securities in which the Access Person has, or acquires, a direct or indirect beneficial ownership. (Reportable securities are all securities except those listed in Section 4c below).

a) Initial Holdings Reports

The Compliance Department will require that every Access Person report the following information within ten days after the person becomes an Access Person. The information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person:

•	the title and type of security, the stock identification code (e.g. CUSIP number, SEDOL number, exchange ticker symbol), the number of shares and principal amount for each reportable security (i.e. including all reportable securities and covered mutual funds) in which the access person has any direct or indirect beneficial ownership;

•	the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person; and

•	the date the access person submits the report.

b) Annual Holdings Reports

The Compliance Department will request that every Access Person must report at least once each 12 month period an annual securities holdings report. The information must be current as of a date no more than 45 days prior to the date the report was submitted. These reports must include all holdings in reportable securities and Covered Mutual Funds in which the Access Person has a direct or indirect beneficial interest.

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CODE OF ETHICS

The reports should include the following information:

•	investments in non-U.S. fixed income securities must be reported as part of the annual securities holding report; and

•	each Access Person must certify annually that they have read and understand the Code and recognize that they are subject to the Code. In addition, each Access Person must certify annually that they have complied with requirements of the Code and that they have disclosed or reported all personal securities transactions (e.g. reportable securities and Covered Mutual Funds) that are required to be disclosed or reported pursuant to the requirements of the Code.

c) Reporting Exemptions

Personal securities that are exempt from the above reporting rules are the following:

•	U.S. registered open-ended investment funds (funds that are registered as investment companies under the U.S. Investment Company Act of 1940), unless BIAM or an affiliate has acted as an adviser, manager or sub-adviser to the fund. Transaction and holdings in any non-U.S. registered mutual fund is covered by these reporting obligations (i.e. such transactions and holdings must be reported even if BIAM or an affiliate has no relationship with the Fund);

•	direct obligations of the U.S. Government (e.g. U.S. Treasury Bills); and

•	U.S. bankers acceptances, U.S. bank certificates of deposit, U.S. commercial paper and U.S. short term debt instruments (less than 365 days);

•	shares issued by money market funds; and

•	shares issued by unit investment trusts that are invested exclusively in one or more open-ended funds, none of which is covered mutual funds.

BIAM (U.S.)’s Chief Compliance Officer or other designated personnel will review and monitor the personal securities transactions and trading patterns of all Access Persons.

BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED

CODE OF ETHICS

5. Mutual Fund Dealings

Supervised Persons are prohibited from engaging in any unethical mutual fund practices such as late trading and market timing. Late trading is defined as dealing in a mutual fund after the official dealing deadline. Market timing is when a person uses their knowledge of a fund to exploit arbitrage opportunities that arise when a funds valuation is based on market prices for the underlying securities that may be inaccurate or out of date.

The following rules apply to transactions in Covered Mutual Funds:

•	transactions in Covered Mutual Funds are not required to be pre-approved; but

•	transactions in Covered Mutual Funds must be reported in line with the reporting requirements in Section 4 above.

BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED

CODE OF ETHICS

Personal Dealing Rules for Non-Access Persons

Below are the personal dealing rules for Non-Access Persons. The rules apply to any transaction where an employee is involved in the investment decision i.e. if a partner, spouse, child etc. is dealing, and the employee is involved in the investment decision.

1.	Securities Covered by the Code

The rules apply to personal dealing in all securities and certain unitized funds (‘Covered Mutual Funds’). For the purpose of these rules, the term Covered Mutual Fund means any form of collective investment including mutual funds, unit trusts, unit linked funds or any other form of collective investment scheme that is managed, advised or sub-advised by BIAM.

2.	Pre-Clearance of Personal Securities Transactions

All personal dealing in equity securities or securities that derive their value from equity securities require prior authorization from the Chief Compliance Officer or other designated personnel prior to execution of the trade.

a) Securities that require pre-clearance include:

•	equities, futures contracts, options, warrants;

•	participation in any IPO’s ( approval for investment in an IPO or private placement will generally not be granted unless the Compliance Department can determine that the investment opportunity does not present a conflict with any client);

•	any private placements or any investment in a private company;

•	participation in investment clubs;

BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED

CODE OF ETHICS

•	contracts for difference or spread betting on specific securities;

•	disposal of Bank of Ireland staff shares or exercising of Bank of Ireland options received as part of a remuneration package;

•	transfers of shares out of an employee’s name e.g. transferring to a spouse or partner or giving shares as a gift; and

•	bed and breakfast transactions (where a person sells a security and buys back the same security on the same day to realize a taxable gain).

If any employee is in doubt whether or not a particular type of trade requires approval, they should consult the Compliance Department.

b) Exempted Transactions

The following are types of transactions that are exempt from the pre-clearance rules:

•	transactions which are non-volitional e.g. sales forced as a result of a take-over, shares received as gifts, bonus issues, free shares received on flotation of a public company e.g. when life companies demutualized and all policy holders were issued with free shares;

•	transactions effected pursuant to an Automatic Investment Plan (e.g. shares received instead of dividends);

•	purchases as a result of taking up a rights issue, provided the rights are available pro-rata to all holders of the class of securities;

•	receipt / acquisition of Bank of Ireland securities (including staff stock issue, additional shares purchased as part of the annual staff stock issue, SAYE, Bank of Ireland options, etc.) that may be received as part of a person’s remuneration package. (However, the disposal of these shares or exercising of options must be pre-approved); and

•	transactions in fixed income securities and currency transactions.

BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED

CODE OF ETHICS

3. Personal Dealing Procedures

The following procedures are for equity securities and instruments that derive their value from equity securities (e.g. options, warrants, contracts for difference, etc.):

•	all transactions must be conducted through the BIAM (U.S.) dealing room, unless permission is granted by the Compliance Department to deal through a particular broker. Such approval is normally only granted if dealing through a local broker is more efficient, or if the deal requested is of a small size (i.e. less than $1,500 or equivalent);

•	approval to deal through an outside broker will have an expiration time that is generally 24 hours;

•	permission to execute a proposed personal trade in a security will generally be refused if we have executed, or intend to execute material client trades in the same security, in the seven days before or the seven days following the proposed employee deal;

•	unless an exception is granted, Supervised Persons may not benefit from short term trading in equity securities. Short term trading is defined as buying and selling (or vice versa) the same security within a 60 day period;

•	dealing in Bank of Ireland Stock/Bristol & West securities is prohibited in a ‘close period.’ A ‘close period’ is defined as the period from:

•	31 March until the preliminary announcement of the annual results (mid-May)

•	30 September until the announcement of the interim results (mid-November).

•	approval will not be granted if material client deals are being executed on the same day as the employee deal;

•	a copy of the trade confirmation or contract note for each personal deal must be provided promptly to the Compliance Department; and

•	transfers of shares out of an employee’s name must be pre-approved e.g. transferring to partner or spouse, or giving shares as a gift.

BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED

CODE OF ETHICS

4. Reporting Requirements

Non-Access Persons who invest in a Covered Mutual Fund must report their transactions to the Chief Compliance Officer or other designated personnel promptly or no later than 30 days after the end of the applicable calendar quarter.

Non-Access Persons may be required to provide periodic statements of securities holdings at the discretion of the Chief Compliance Officer or other designated personnel.

5. Mutual Fund Dealings

Supervised Persons are prohibited from engaging in any unethical mutual fund practices such as late trading and market timing. Late trading is defined as dealing in a mutual fund after the official dealing deadline. Market timing is when a person uses their knowledge of a fund to exploit arbitrage opportunities that arise when a fund’s valuation is based on market prices for the underlying securities that may be inaccurate or out of date.

The following rules apply to transactions in Covered Mutual Funds:

•	transactions in Covered Mutual Funds are not required to be pre-approved; but

•	Covered Mutual Fund transactions must be reported to Compliance no later than 30 days after the end of the applicable calendar quarter in which the transaction takes place.

BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED

CODE OF ETHICS

G. Supervised Persons’ Financial Affairs

Supervised Persons should conduct their own affairs in a prudent manner and should avoid financial situations, which could reflect unfavorably on BIAM (U.S.) or on them. Supervised Persons are free to assume appropriate financial commitments and obligations. However, as Supervised Persons of a financial institution, Supervised Persons have a particular responsibility to keep their own financial affairs in good order. Supervised Persons should never engage in any transaction that is inappropriate to their positions in BIAM (U.S.).

Supervised Persons must always be aware of the dangers inherent in over-extending themselves financially and any Supervised Persons who find themselves in a difficult financial situation should seek advice from their supervisor or Human Resource Manager.

BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED

CODE OF ETHICS

H. Insider Dealing

Supervised Persons may not deal in shares on their own behalf, on behalf of a relative or friend, or on behalf of BIAM (U.S.) at any time when they are in possession of material non-public information and/or price sensitive information. Equally, they are prohibited from passing on price sensitive information to any other employee or third party for the purposes of dealing.

Under insider dealing legislation, it is a criminal offense to deal in “price-affected” securities on a regulated market. Securities are “price-affected” where the inside information, if made public, would be likely to have a significant effect on the price of securities. This applies to all companies’ securities affected by the information whether directly or indirectly.

It is also a criminal offense to communicate unpublished price sensitive information to anyone who is not authorized to have it, or to act on such information. For this reason, if Supervised Persons receive an investment tip, it should not be acted upon, or passed on to another party, if the employee believes that it may be based on unpublished price sensitive information.

In summary, Supervised Persons of BIAM (U.S.) are prohibited from dealing in a security where they are in possession of price sensitive information concerning the security, which is not generally available in the marketplace. Where Supervised Persons are in any doubt they should consult with the Compliance Officer. These rules regarding insider trading continue to apply for six months following retirement/resignation.

Breaches of this prohibition will be viewed as a very serious matter and may lead to dismissal in addition to any criminal charges, which may be brought against an individual by the relevant authorities.

BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED

CODE OF ETHICS

I. Chinese Walls and Independence

As BIAM (U.S.) forms part of the Bank of Ireland Group, a large financial institution, there may be occasions when conflicts of interest and duty could arise between different areas of the Group, clients and counter parties. It is vitally important that BIAM (U.S.) and its Supervised Persons handle these conflicts correctly, if they arise.

“Chinese Walls” are arrangements whereby confidential information given to BIAM (U.S.) or acquired by one division or employee thereof may not be disclosed to other divisions or Supervised Persons thereof. In most instances, these arrangements exist between the Asset Management and Corporate Finance divisions of a financial group. “Chinese Wall” arrangements exist with respect to BIAM (U.S.) and dealings with other parts of the Bank of Ireland Group and must be adhered to by all Supervised Persons. In addition, confidential information acquired by Supervised Persons of BIAM (U.S.) must not be disclosed to anyone outside BIAM (U.S.) unless authorized by the Compliance Officer.

Furthermore, BIAM (U.S.) Supervised Persons must disregard any other relationships that the Bank of Ireland Group may have with its clients where these relationships could influence the action taken by BIAM (U.S.) for the client. Supervised Persons who have any concerns in relation to this area should consult with the Compliance Officer.

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CODE OF ETHICS

J. Conflicts of Interest

Situations where personal interests conflict or appear to conflict with the interests of BIAM (U.S.) or its clients must be avoided. Supervised Persons should avoid situations where a conflict could arise between their own interests and the interests of BIAM (U.S.) or of any client.

External/Private Interests

Supervised Persons of BIAM (U.S.) are encouraged to participate actively in the communities where they live and work. BIAM (U.S.) is supportive of Supervised Persons who undertake work for, or accept positions in, organizations in their communities that are generally perceived to be of benefit to the community.

However, in normal circumstances, Supervised Persons should not hold a position or have an outside interest that materially interferes with the time or attention that should be devoted to their work at BIAM (U.S.). Where such an interest or position requires a non-trivial time commitment during normal business hours, the approval of the supervisor must be obtained in advance.

Business Involvement

Involvement in a business of any kind is regarded differently because of the conflicts of interest that can develop and the risks of over-commitment and consequent difficulties in withdrawing. If Supervised Persons are considering involvement in a business, they should refer the proposal in advance to their supervisor and obtain approval in writing. Any financial transactions relating to these interests should be passed through separately designated and properly established personal bank accounts. Supervised Persons may not accept invitations to serve on the board of external companies without the prior approval of the President and the Compliance Officer.

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K. Gifts, Sponsorship and Invitations

Gifts and Entertainment Received by Staff

Supervised Persons should accept no favors, gifts, entertainment, special accommodations, or other things of material value that could be deemed to influence or compromise their positions or any business decision by BIAM (U.S.). BIAM (U.S.) staff may not accept gifts or entertainment exceeding $150 from one source without the prior approval of their line manager and the Compliance Department.

Gifts and Entertainment Given to Clients

It is BIAM (U.S.)’s policy not to offer favors, gifts, entertainment or other things of value that could be viewed to affect a client’s ability to exercise independent judgement. Approval by the appropriate line manager must be obtained before a gift is given to clients and prospects. A gift registry is maintained by the Marketing Department that records the details of each transaction. The Marketing Department also records organized entertainment events that are sponsored by BIAM (U.S.). Details recorded include the name of the client/prospect who attended the event, type of entertainment and the total cost of the event. Additionally, the Marketing Department also logs individual client or prospect entertainment that is non-business oriented in the appropriate register.

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CODE OF ETHICS

L. Political Activities

Supervised Persons who wish to become members of a political party must ensure that their involvement is not prejudicial to the interests of BIAM (U.S.). BIAM (U.S.) recognizes the employee’s right to become a member of a political party subject to any such political involvement not being prejudicial to the interests of the Company.

It is acceptable for Supervised Persons to participate fully in political parties. This includes accepting nomination to stand in either national or local government elections. Applications for career breaks for this purpose will be considered in accordance with the BIAM (U.S.)’s guidelines on flexible working.

Where canvassing arises, either on an employee’s behalf or on behalf of other members of a political party, Supervised Persons have a special responsibility to ensure that any involvement in such canvassing is not perceived as associating BIAM (U.S.) with any particular political party. It is also important that the normal client/BIAM relationship is in no way affected, influenced or used.

Political Donations

BIAM (U.S.) does not make political contributions to any political candidate or party. Supervised Persons are prohibited from making political contributions to public officials for obtaining or retaining advisory contracts. Staff should consult the Compliance Officer if they are in doubt.

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CODE OF ETHICS

M. Reporting Violations

If a Supervised Person becomes aware of a violation of the personal investment dealing rules, or of any other rules within the Code, they should promptly consult the Chief Compliance Officer, or other designated personnel. Any reported violations will be dealt with in the strictest confidence.

The Chief Compliance Officer will periodically review the reported violations.

Sub-Advised Clients

For those accounts that BIAM (U.S.) acts as sub-adviser, BIAM (U.S.) must furnish, no less frequently than annually, a written report that:

•	describes any issues arising under the Code or procedures since the last report to the client, including but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

•	certifies that BIAM (U.S.) has adopted procedures reasonably necessary to prevent access persons from violating the Code.

BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED

CODE OF ETHICS

N. Recordkeeping

BIAM (U.S.) will maintain the following records in a readily accessible location for a period of five years; the first two years in an appropriate office of BIAM (U.S):

•	A copy of each Code of Ethics that has been in effect during the past five years;

•	A record of any violation of the Code any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•	A record of written acknowledgements of receipts of the Code and amendments for each person who is currently, or within the past five years, was a Supervised Person;

•	Holdings and transaction reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

•	A list of the names of persons who are currently, or within the past five years, were access persons; and

•	A record of any decision and supporting reasons for approving the acquisition of securities by access persons in limited offerings (e.g. IPO’s and private placements) for at least five years after the end of the fiscal year in which approval was granted.